Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Technologies Appoints Stephen S. Tang, Ph.D. as

Chairman of the Board of Directors

BETHLEHEM, PA – November 15, 2016 – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests and specimen collection devices, today announced the appointment of Stephen S. Tang, Ph.D., as Chairman of the Company’s Board of Directors (the “Board”), effective November 14, 2016. Dr. Tang has been a Board member since April 2011, has served as Chairman of the Compensation Committee since May 2014 and is also a member of the Nominating and Corporate Governance Committee.

“We are pleased to announce Steve’s appointment as our new Chairman of the Board,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Steve has been a Director for over five years and has been a strong contributor to our Board, including most recently as Chairman of the Compensation Committee. He currently serves as President and CEO of The University City Science Center, an innovation and entrepreneurship hub for the Greater Philadelphia region. Steve has a broad range of executive leadership experience from the life sciences industry along with an extensive background in business and technology development matters. Steve’s demonstrated leadership and strong business skills will be invaluable in his new role as Chairman of the Board.”

The Company also announced today the retirement of Douglas G. Watson as a Director and Chairman of Board, effective November 13, 2016. Mr. Watson has been a Director since May 2002 and has served as Chairman of the Board since March 2003. He has also served on the Audit and Compensation Committees.

“On behalf of the Company and the other Directors, I would like to express my deepest appreciation to Doug for his service to the Company and the Board of Directors,” said Mr. Michels. “During Doug’s tenure as Chairman, the Company experienced significant growth and accomplished many noteworthy strategic objectives. Doug’s strong leadership, wise counsel and commitment to the Company have contributed to this success and he will be greatly missed. We wish him and his family nothing but good health and success for the future.”

With Dr. Tang’s appointment and Mr. Watson’s retirement, the Board made the following additional Board assignment changes involving existing Directors:

•	Dr. Tang has relinquished his position as Chairman of the Compensation Committee, but will continue to serve as a member of that Committee as well as the Nominating and Corporate Governance Committee.

Exhibit 99.1

•	Ronny Lancaster has been appointed to replace Dr. Tang as Chairman of the Compensation Committee. Mr. Lancaster has been a Director since May 2003, has served as Chairman of the Nominating and Corporate Governance Committee since May 2005 and has served as a member of the Compensation Committee. He also previously served on the Audit Committee. Mr. Lancaster has relinquished his position as Chairman of the Nominating and Corporate Governance Committee, but will continue to serve as a member of that Committee.

•	Charles W. Patrick has been appointed to replace Mr. Lancaster as the Chairman of the Nominating and Corporate Governance Committee. Mr. Patrick has been a Director since January 2006 and has served on the Audit Committee and the Nominating and Corporate Governance Committee.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point of care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

For more information on OraSure Technologies, please visit www.orasure.com.

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